                                                                    Exhibit 6.22

                               SEVERANCE AGREEMENT

         This Severance Agreement (hereinafter "Agreement") is made and entered into effective as of the 23rd day of November, 1999, by and between FutureOne, Inc., a Nevada corporation and its affiliates, subsidiaries and related entities (hereinafter referred to as the "Company"), and KENDALL Q. NORTHERN (hereinafter referred to as "Northern"). The Company and Northern shall hereinafter be referred to collectively as the "Parties."

         WHEREAS, Northern and the Company entered into an Employment Agreement, dated as of July 27, 1998 (as such agreement may have been amended or supplemented, the "Employment Agreement"), pursuant to which the Company agreed to retain Northern, and Northern agreed to serve, as the President and Chief Executive Officer of the Company.

         WHEREAS, Northern serves as President and Chief Executive Officer of the Company and as a member of the Company's Board of Directors.

         WHEREAS, Northern wishes to resign from active employment with the Company and, in connection therewith, the Company and Northern wish to terminate the Employment Agreement with the Company effective November 23, 1999 ("Separation Date"); and

         WHEREAS, Northern wishes to resign from the Board of Directors of the Company effective the Separation Date.

         NOW, THEREFORE, for and in consideration of the mutual agreements herein described and agreed to be performed, the Parties agree as follows:

A.       CONSIDERATION PAID BY THE COMPANY TO NORTHERN

         1. MONETARY PAYMENTS. The Company agrees to provide Northern with the payment and other items of valuable consideration listed below:

                  (a) The Company shall pay to Northern a total separation payment of $100,000 payable in twelve (12) equal monthly installments. Each subsequent installment of the separation payment shall be due and payable within 15 days following the end of the month for which such payment is due. The first installment of the separation payment pursuant to this Section A.1. shall be due and payable on January 15, 2000.

                  (b) In addition to the amount set forth in Section A.1.(a), the Company shall pay Northern a lump sum cash payment equal to $50,000. Such amount shall be due and payable within ten business days following the date of this Agreement.

                  (c) In addition to the amounts set forth in Sections A.1(a) and (b), within five (5) business days following the date of this Agreement, the Company shall pay to Northern all outstanding board of director fees owed to Northern.
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                  (d) Northern shall reimburse the Company for any outstanding charges incurred by Northern on Company credit cards for personal or other expenses not related to the Company or the Company's business, to be determined by Northern and the Company's Board of Directors.

                  (e) All accrued salary payable to Northern as of the Separation Date, which shall be paid within five business days following the Separation Date.

                  (f) All vested options to purchase common stock which are held by Northern and are unexercised as of the close of business on the Separation Date shall remain exercisable during the term of and pursuant to their underlying stock option agreements, notwithstanding that Northern's employment will terminate as of the Separation Date, subject however to all limitations and conditions contained in such stock option agreement and the Company's 1999 Key Employee Stock Option Plan.

                  (g) All amounts payable pursuant to this Section A.1.(a) and
         (e) shall be made in accordance with the Company's regular payroll policies in effect from time to time.

         2. RMI STOCK. Subject to the terms and conditions of the Asset Purchase Agreement by and between the Company and RMI.NET, Inc. ("RMI") dated as of November 19, 1999, Northern shall receive 47,031 shares of RMI common stock, par value $0.001 per share ("RMI Common Stock"), on or before May 23, 1999, in exchange for his delivery to the Company of 200,000 shares of the Company's common stock owned by Northern ("Northern Shares"), which are free and clear of any liabilities, including all debts, obligations, claims limitations, liens, security interests and or any other encumbrances. The RMI Stock will be subject to all restrictions, conditions and limitations as set forth in the Asset Purchase Agreement.

         3. CONTINUED BENEFITS. The Company shall pay the premiums for health and dental insurance coverage as provided by COBRA, which coverage shall be no less than Northern's insurance coverage immediately preceding the date of this Agreement as provided by the Company, for Northern's continued benefit and the benefit of his eligible beneficiaries, until November 23, 2000.

         4. COMPANY CAR. As and for additional consideration under this Severance Agreement, Northern shall continue to have full access to and use of the 1999 Lincoln Navigator (AZ License Plate "FUTO"). The Company agrees to pay the lease payments and Northern's insurance premiums on such vehicle through November 2000.

B.       WAIVER OF CLAIMS

         In exchange for the consideration provided in Section A above and the other covenants, terms and conditions, Northern hereby agrees to the following:

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         1.       NORTHERN RELEASE.

                  (a) Northern does hereby knowingly, voluntarily, and irrevocably release and discharge the Company, its stockholders, officers, directors, partners, agents, representatives, attorneys, employees, contractors, managers, predecessors, successors, other affiliates, assigns and all other persons or entities acting by, through, under, or in concert with any of them (hereinafter collectively referred to as the "Company Released Parties") from any and all claims, demands, liabilities, judgments, damages, expenses, or causes of action of any kind or nature whatsoever which Northern, his heirs, personal representatives, and assigns, and each of them, may now or hereafter have or assert, whether now known or unknown, arising out of his employment relationship with the Company and his resignation and termination therefrom or otherwise. The claims which are waived, released and discharged include, but are not limited to, breach of express or implied contract; breach of the covenant of good faith and fair dealing; wrongful discharge; public policy torts of any kind or nature; discrimination on the basis of age, sex, religion, disability, race, or any other reason prohibited by applicable law; claims under the Civil Rights Act of 1991; the Labor Management Relations Act; the Family and Medical Leave Act; Title VII of the Civil Rights Act of 1964; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; the Americans with Disabilities Act; or the Age Discrimination in Employment Act, all as amended, or any state or local law; tort claims of any kind whatsoever, any other common law or statutory claims; claims for salary, wages, vacation pay, severance pay, bonus payments, or earnings of any kind, fringe benefits, medical or hospital expenses or benefits, litigation expenses, attorneys' fees, employment reinstatement, compensatory damages of any kind, liquidated or statutory damages, and any other amounts; any and all other damages arising out of or connected in any way whatsoever with the employment of Northern by the Company at any time before the date of this Agreement, or with the separation of such employment, whether known by the Parties at the time of the execution of this Agreement or not.

                  b. Northern hereby knowingly, voluntarily and irrevocably releases, acquits and forever discharges the Company Released Parties, or any of them, from all causes of action and claims of any kind which could be brought against the Company Released Parties, or any of them, arising out of the Employment Agreement, or any other agreement, oral or otherwise, or document executed prior to the date hereof by Northern and the Company Released Parties, or any of them, or otherwise. Northern further warrants that he has not assigned any cause of action released herein to any other person or entity prior to the execution of this Agreement. In addition, and in particular, Northern, knowingly, voluntarily and irrevocably releases, acquits and forever discharges the Company Released Parties from all causes of action and claims which were or could have been brought or asserted in connection with his employment with the Company.

                  c. Notwithstanding any other provision of this Agreement, Northern does not waive or release his rights or claims (i) in respect of salary accruing to Northern through the date of this Agreement or for reimbursement of expenses incurred by Northern through the date of this Agreement to the extent reimbursable under this Agreement and in accordance with the Company's usual policies and procedures or (ii) to any

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         indemnification by the Company with respect to which Northern may be eligible, by reason of any statute or any provision of the Company's Bylaws or Articles of Incorporation, pertaining to any claim which may be asserted against Northern (including any claim in any suit, action or proceeding, whether civil, criminal, administrative or investigative), by reason of Northern being an officer, director, employee or agent of the Company.

         Northern acknowledges that the considerations afforded him under this Agreement, including the payments described in Section A above, are in full and complete satisfaction of any claims Northern may have, or may have had, arising out of his employment with the Company, or the termination thereof.

         2. COMPANY RELEASE. The Company hereby knowingly, voluntarily, and irrevocably releases and discharges Northern, his heirs, personal representatives and assigns from any and all claims, demands, liabilities, judgements, damages, expenses, or causes of action of any kind or nature whatsoever, arising or accruing on or prior to the date hereof, which the Company may have had or may now or hereafter have or assert, whether now known or unknown; provided, however, the claims which are waived, released and discharged pursuant to this Agreement do not include any claims related to or arising out of, either directly or indirectly, acts or omissions of Northern which constitute willful misconduct, fraud, bad faith, intentional violations of fiduciary duties, or gross negligence.

C.       COMPANY PROPERTY

         1. RETURN OF PROPERTY. Northern shall return all Company property, including, without limitation, handbooks or manuals, building or office access cards, keys and credit cards immediately upon November 23, 1999. Northern shall promptly return all computer equipment immediately prior to the close of business on November 23, 1999; provided, however, Northern shall not be responsible for returning any of the Company's equipment to the extent such equipment has a value of $17,500 or less on the date hereof.

         2. INVENTIONS AND PROPRIETARY INFORMATION.

                  (a) All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements, among other things, (whether or not patentable and whether or not copyrightable) ("Inventions") related to the business of the Company, including, without limitation which are made, conceived, reduced to practice, created, written, designed or developed by Northern, solely or jointly with others and whether during normal business hours or otherwise, during the period of Northern's employment by the Company prior to execution of this Agreement through the Separation Date or thereafter if resulting or directly derived from Proprietary Information (as defined below) or if resulting or directly derived through work, time and effort for which the Company compensated Northern, shall be the sole property of the Company. Northern will not disclose any Proprietary Information to any person or entity other than employees of the Company who have a need to know such information or use the same for any purposes (other than in the performance of his duties as an employee of the Company) without

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         written approval by an officer of the Company, either during or after his employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by Northern.

                  (b) Northern agrees that all files, letters, memoranda, reports, records, data, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by Northern or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by Northern only in the performance of his duties for the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of Northern shall be delivered to the Company on November 23, 1999. After such delivery, Northern shall not retain any such materials or copies thereof or any such tangible property.

                  (c) Northern agrees that his obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and his obligation to return materials and tangible property, set forth in paragraph (b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Northern.

                  (d) For purposes of this Agreement, "Proprietary Information" means and includes the following: the identity of clients or customers or potential clients or customers of the Company or its affiliates; any written, typed or printed lists, or other materials identifying the clients or customers of the Company or its affiliates; any financial or other information supplied by clients or customers of the Company or its affiliates; any and all data or information involving the Company, its affiliates, programs, methods, or contacts employed by the Company or its affiliates in the conduct of their business; any lists, documents, manuals, records, forms, or other material used by the Company or its affiliates in the conduct of their business; and any other secret or confidential information concerning the Company's or its affiliates' business or affairs. The terms "list," "document" or other equivalents, as used in this subparagraph (d), are not limited to a physical writing or compilation but also include any and all information whatsoever regarding the subject matter of the "list" or "document," whether or not such compilation has been reduced to writing. "Proprietary Information" shall not include any information which: (i) is or becomes publicly available through no act or failure of Northern; (ii) was or is rightfully learned by Northern from a source other than the Company before being received from the Company; or (iii) becomes independently available to Northern as a matter of right from a third party. If only a portion of the Proprietary Information is or becomes publicly available, then only that portion shall not be Proprietary Information hereunder.

D.       NO DISPARAGEMENT

         The Parties agree that, as part of the consideration for this Agreement, and as an expression of their desire to obtain an amicable termination of their employment and business

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relationship, neither party will make disparaging or derogatory statements, whether oral or written, about the other party, or in the case of the Company, its subsidiaries, affiliates, officers, directors, employees or agents, for a five (5) year period effective at the date of execution of this Agreement unless required to by law.

E.       CONFIDENTIALITY

         1. NONDISCLOSURE. Northern shall keep confidential the terms and existence of this Agreement and the negotiations that led to its creation and execution to any third party or parties for a five (5) year period effective at the date of execution of this Agreement unless required to by law. Any breach of this paragraph, including the disclosure of the foregoing confidentiality provision, shall be deemed a material breach of this Agreement.

         2. CONFIDENTIAL MATERIAL. In the course of Northern's employment by the Company, Northern agrees that he had access to secret or confidential technical and commercial information, business plans and strategies, financial information, financial forecasts, business records, information regarding key business relationships, records, data, specifications, systems, methods, plans, designs, policies, inventions, material and other knowledge ("Confidential Material"), whether or not copyrighted, owned by the Company. Northern recognizes and acknowledges that the Confidential Material is valuable, special and unique to the Company's business. All such Confidential Material shall be and remain the property of the Company. Northern hereby affirms that during the course of his employment with the Company he has not disclosed any Confidential Information to any third party except in good faith and in the course of fulfilling his assigned responsibilities. Northern shall not, directly or indirectly, either during the term of the Agreement under Section C, or at any time thereafter, disclose or disseminate to anyone or make use of, for any purpose whatsoever, any Confidential Material. Northern shall not be deemed to have breached this Section E if Northern shall be specifically compelled by lawful order of any judicial, legislative, or administrative authority or body to disclose any Confidential Material or else face civil or criminal penalty or sanction. The term "Confidential Material" does not include information which
(i) is currently or becomes generally available to the public other than as a result of a disclosure by Northern or (ii) becomes available to Northern on a nonconfidential basis from a source other than the Company or its representatives provided that such source is not bound, to Northern's knowledge after due inquiry, by a confidentiality agreement with respect to such information.

         3. REMEDIES. Northern hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Company upon any breach of the terms of this Section E by Northern, and Northern therefore agrees that the Company, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this Section E by injunction or specific performance, and may obtain any other appropriate remedy available in equity.

F.       NON-COMPETE

         1. NO COMPETITION. Northern agrees that for a period of one (1) year commencing on the Separation Date, unless the Company breaches one or more of its payment obligations

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under Section A.1.(a), (b), (c) or (e) of this Agreement in which case this
Section F shall no longer be in effect, he shall not engage in, plan for, organize, work for, or assist, directly or indirectly, any business with operations in Arizona or Colorado that is competitive, directly or indirectly, with the Company's business, nor solicit participants in or customers of the Company's products and services, nor use Northern's knowledge of the Company or its business in any manner that competes, directly or indirectly, with, or otherwise may adversely affect, the Company. Northern expressly understands that the Company has a legitimate business purpose in requiring Northern to abide by all of the restrictions described in this paragraph. Northern acknowledges that the services he rendered, and may render, to the Company, the information exchanged between all parties in connection with rendering those services, and Northern's and the Company's relationships with the Company's customers, consultants, employees, vendors, banks, accountants, and any other Company product or service participants, purchasers and suppliers are each of a unique and valuable character. Northern acknowledges that any competition by Northern for a one (1) year period following the Separation Date would materially and unfairly harm the Company's ability to carry out its business.

         2. LIMITATION OF ACTIVITIES IN ARIZONA AND COLORADO. Northern agrees that for a period of one (1) year after the Separation Date, unless the Company breaches one or more of its payment obligations under Section A.1.(a), (b), (c) or (e) of this Agreement in which case this Section F shall no longer be in effect, the foregoing restrictions shall prohibit Northern from participating in the following non-exclusive list of activities.

                  (a) Participate in, be employed in any capacity by, serve as director, consultant, agent or representative for, or have any interest, directly or indirectly, in any enterprise which is engaged in a business competitive to any products or services of the Company or any of its subsidiaries, affiliates or joint ventures existing or proposed, or at the locations at which any of such entities is providing services or proposes to provide services at any time during the term of this Agreement, or which are competitive to any products and services offered or being actively developed by the Company to Northern's knowledge, with the bona fide intent to market same.

                  (b) In addition, Northern agrees that he shall observe the covenants set forth in this Section G and shall not own, either directly or indirectly or through or in conjunction with one or more members of her family or her spouse's family or through any trust or other contractual arrangement, a greater than five percent (5%) interest in, or otherwise control either directly or indirectly, any partnership, corporation, or other entity which has products and services that are competitive to any products and services being developed or otherwise offered by the Company during the term of this Agreement or being actively developed by the Company during the term of this Agreement with a bona fide intent to market same. Northern further agrees, for such one-year period following the Separation Date, to refrain from directly or indirectly soliciting the Company's vendors, customers or employees, except that the Northern may solicit the Company's vendors or customers in connection with a business that does not compete with the Company.

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
            (c) Northern agrees not to provide services as an employee or as a consultant to any entity that is competitive, directly or indirectly, with the Company or its products and services in Arizona and Colorado.

         3. REMEDIES. Northern hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Company upon any breach of the terms of this Section F by Northern, and Northern therefore agrees that the Company, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this Section F by injunction or specific performance, and may obtain any other appropriate remedy available in equity, without the need to post a bond or other security.

         If any provision of this Section F is deemed, as a matter of law, to be unreasonable as to time, area, or scope by any court or arbitrator, then such court or arbitrator shall have authority to modify this paragraph as to time, area or scope, but only to the limited extent necessary to make this paragraph reasonable and in a manner intended to preserve the relative expectations, benefits and intents of the parties hereto.


G. RESIGNATIONS. Northern hereby resigns as an officer, director and employee of the Company and its affiliates effective November 23, 1999. The Company hereby accepts Northern's voluntary resignation from employment effective November 23, 1999.


H. TERMINATION OF EMPLOYMENT. The Company and Northern hereby agree that the Employment Agreement is terminated as of the date hereof and Northern agrees that the Company has no obligation or liability thereunder and that the Company has fully performed and fulfilled its obligations thereunder.

I. DIRECTORS' AND OFFICERS' INSURANCE; INDEMNIFICATION. To the extent that the Company maintains an insurance policy or policies providing liability insurance for officers or directors of the Company or fiduciaries of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person serves at the request of the Company, the Company shall cause Northern to be covered by such policy or policies in accordance with the terms thereof to the maximum extent of the coverage available to all of the directors and officers of the Company under such policy or policies. In the event that (a) Northern is made a party to, or threatened to be made a party to, any threatened or pending action, suit or proceeding brought by any third party, whether civil, criminal, administrative or investigative, by reason of the fact that he was an officer, director, employee or agent of the Company or an affiliate of the Company or was serving at the request of the Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise, and (b) the Company provides indemnification and/or defends and holds harmless with respect to such action, suit or proceeding to any other person who is or was an officer, director, employee or agent of the Company or an affiliate of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise, and (c) the indemnification and/or defense and holding harmless provided to such other person is more favorable than the

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
indemnification and/or reimbursement of expenses to which Northern would be entitled but for this Section 7, then the Company shall provide indemnification and/or reimbursement of expenses (as the case may be) to Northern in the same amount, at the same time, and on the same terms and conditions as such indemnification and/or reimbursement of expenses are provided by the Company to such other person.

         2. GENERAL. This Agreement is entered into and shall be interpreted, enforced and governed by the laws of the State of Arizona, regardless of conflict of laws rules. Any action regarding this agreement shall be brought in a court in Maricopa County, Arizona. In any proceeding to enforce this Agreement, the non-prevailing party will pay the costs and reasonable attorneys' fees of the prevailing party.

J.       REPRESENTATIONS OF EMPLOYEE

         Northern, by his execution of this Agreement, represents and warrants that the following statements are true:

         1. That he has been given a fair and reasonable opportunity to read this entire Agreement, that this Agreement is written in a manner that is understandable to him and he has read and has had all questions regarding its meaning and content answered to his satisfaction;

         2. That he fully understands the contents of this Agreement and understands that it is a full waiver of all claims against the Company;

         3. That this full waiver of all claims is given in return for valuable consideration, as provided under the terms of this Agreement;

         4. That he entered into this Agreement knowingly and voluntarily in exchange for the promises referenced in this Agreement, and that no other representations have been made to him to induce or influence him to execute this Agreement;

         5. That he has been advised that he may consult with counsel of his own choosing or such other persons as he may deem advisable before signing this Agreement.

         6. That he understands, agrees and acknowledges that the law firm of Squire, Sanders & Dempsey L.L.P. has not represented him in his individual capacity at any time and will not represent or advise him with respect to this Agreement; and

         7. That the Northern Shares are free and clear of any liabilities, including all debts, obligations, claims, limitations, liens, security interests and/or any other encumbrances whatsoever.

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
K.       MISCELLANEOUS

         1. PENDING OBLIGATIONS. This Agreement and all provisions thereof, including all representations and promises contained herein, are contractual and not a mere recital and shall continue in permanent force and effect.

         2. ENTIRE AGREEMENT. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter hereof, and there are no agreements of any nature whatsoever between the Parties hereto regarding the subject matter hereof. The Parties expressly acknowledge and agree that that certain Employment Agreement, upon execution of this Agreement, be of no further force or effect. No provision of this Agreement shall be amended, waived or modified except by an instrument in writing, signed by the Parties hereto.

         3. NO VIOLATION OF LAW, ETC. It is understood and agreed that the execution of this Agreement by the Company is not to be construed as an admission of any violation of any statute, law or regulation or breach of any contract or agreement or other liability on its part to Northern other than to comply with the terms of this Agreement.

         4. ENFORCEABILITY. This Agreement may be enforced in any jurisdiction within or outside the United States and this Agreement shall constitute a severable and enforceable agreement in each of such jurisdictions, notwithstanding any contrary choice of law or venue provisions set forth herein. In the event that any portion of this Agreement is found to be invalid, illegal or unenforceable for any reason whatsoever, that portion shall be considered to be severable and the remainder of this Agreement shall continue to be in full force and effect. The parties shall negotiate in good faith to preserve each partner's anticipated benefits hereunder.

         5. GOVERNING LAW. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance, or otherwise, by the laws of the State of Arizona, without regard to conflict of law principles. The parties hereto hereby consent to personal jurisdiction in any court of appropriate subject matter jurisdiction located in Arizona County in which the Company's principal executive officers are situated.

         6. REMEDIES. In the event of default or breach set forth in the above paragraphs are intended to be non-exclusive, and either party may, in addition to such remedies, seek any additional remedies available either in law or in equity.

         7. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration in Phoenix, Arizona in accordance with the rules of the American Arbitration Association. Judgement may be entered on the arbitrator's award in any court having jurisdiction over this Agreement. The nonprevailing party shall pay the fees, costs, and expenses of the arbitration proceeding (including reasonable attorneys' fees).

         8. BINDING; ASSIGNMENT. The Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. No party hereto may assign or transfer its rights or delegate its duties or obligations hereunder without the prior written consent of the

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
other party; and any document, instrument or act for which consent has not been obtained purporting to effect any such assignment, transfer or delegation shall be void.

         9. CONSTRUCTION. The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any amendments or exhibits hereto.

         10. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart will be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

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
         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates get forth below.

         DATED as of the 23rd day of November, 1999.



                                      /s/ Kendall Q. Northern
                                      ------------------------------------------
                                      KENDALL Q. NORTHERN




         DATED as of the 23rd day of November, 1999.


                                      FUTUREONE, INC.


                                      By:  /s/ Bradley G. Black
                                         ---------------------------------------
                                      Name:  Bradley G. Black
                                           -------------------------------------
                                      Title:  Secretary
                                            ------------------------------------

State of Arizona           )
                           ) ss.
County of Maricopa         )

         On this 23rd day of November, 1999, before me personally appeared Kendall Q. Northern who voluntarily executed the foregoing Severance Agreement.

                                        /s/ Jeffrey Halim
                                        ----------------------------------------
                                        Notary Public
My Commission Expires:

August 19, 2001
----------------------








State of Arizona           )
                           ) ss.
County of Maricopa         )

         On this 23rd day of November, 1999, before me personally appeared Bradley Black, who voluntarily executed the foregoing Severance Agreement on behalf of FutureOne, Inc., as its Corp. Secretary and duly authorized agent.

                                        /s/ Eric J. Cook
                                        ----------------------------------------
                                        Notary Public

My Commission Expires:

July 17, 2003
----------------------